________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 9, 2025

The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware	001-38842	83-0940635
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

500 South Buena Vista Street
Burbank, California 91521
(Address of Principal Executive Offices and Zip Code)

(818) 560-1000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DIS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

________________________________________________________________________

Item 7.01 Regulation FD Disclosure.
On November 1, 2023, a subsidiary of NBC Universal (collectively with its subsidiaries, “NBCU”) provided notice to a subsidiary of The Walt Disney Company (collectively with its subsidiaries, “Disney”) of its exercise of its right under a put/call arrangement to require Disney to purchase NBCU’s 33% interest in Hulu, LLC (“Hulu”) at a value based on NBCU’s equity ownership percentage of the greater of Hulu’s equity fair value, determined pursuant to a contractual appraisal process, or a guaranteed floor value of $27.5 billion (the “guaranteed floor value”). In December 2023, Disney paid NBCU approximately $8.6 billion, which reflected the guaranteed floor value less NBCU’s unpaid capital call contributions.
During the initial phase of the appraisal process, Disney’s appraiser arrived at a valuation below the guaranteed floor value, while NBCU’s appraiser arrived at a valuation substantially in excess of the guaranteed floor value. The final equity fair value, which was completed on June 9, 2025, takes into account the valuation of a third appraiser, which if it had been equal to or below the guaranteed floor value would have resulted in no additional amount payable to NBCU and if it had been consistent with the NBCU’s appraiser’s valuation would have resulted in an additional amount of approximately $5 billion payable to NBCU as its share of the difference between the equity fair value and the guaranteed floor value.
Pursuant to the contractual appraisal process that was completed on June 9, 2025, an additional $438.7 million is payable by Disney to NBCU to purchase NBCU’s interest in Hulu.
This amount will be recorded in “Net income attributable to noncontrolling interests” and thus reduce “Net income attributable to Disney” in our Condensed Consolidated Statements of Income for our fiscal third quarter. This amount is also expected to be excluded when Disney reports Adjusted EPS, the non-GAAP measure representing diluted earnings per share excluding certain items, and therefore is not expected to impact Disney’s previous guidance on fiscal 2025 Adjusted EPS.
The acquisition of NBCU’s interest in Hulu will close on or before July 24, 2025.
The following statement was provided to media outlets:

“We are pleased this is finally resolved. We have had a productive partnership with NBCUniversal, and we wish them the best of luck. Completing the Hulu acquisition paves the way for a deeper and more seamless integration of Hulu’s general entertainment content with Disney+ and, soon, with ESPN’s direct-to-consumer product, providing an unrivaled value proposition for consumers.”

Robert A. Iger, Chief Executive Officer, The Walt Disney Company
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
FORWARD-LOOKING STATEMENTS
Certain statements and information in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations and plans and other statements that are not historical in nature. Any information that is not historical in nature included in this communication is subject to change. These statements are made on the basis of Disney’s views and assumptions regarding future events as of the time the statements are made and are subject to known and unknown risks, uncertainties and other factors, including developments beyond Disney’s control. Disney does not undertake any obligation to update these statements. Additional factors include those described in our 2024 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including, as applicable, under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and in Disney’s subsequent filings with the Securities and Exchange Commission.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Jolene E. Negre
Jolene E. Negre
Deputy General Counsel - Securities Regulation, Governance & Secretary
Dated: June 9, 2025